Appendix G

Deloitte Anjin LLC
9Fl., One IFC,
10, Gukjegeumyung-ro,
Youngdeungpo-gu, Seoul
150-945, Korea

Tel: +82 (2) 6676 1000 Fax: +82 (2) 6674 2114
www.deloitteanjin.co.kr

Independent Accountants’ Review Report

English Translation of a Report Originally Issued in Korean

To the Shareholders and the Board of Directors of

Woori Finance Holdings Co., Ltd.:

We have reviewed the accompanying condensed separate financial statements of Woori Finance Holdings Co., Ltd. (the “Company”). The condensed condensed separate financial statements consist of the condensed separate statements of financial position as of May 1, 2014, and the related condensed separate statements of comprehensive income, changes in equity and cash flows, for the four months ended May 1, 2014, respectively, all expressed in Korean won, and a summary of significant accounting policies and other explanatory information. The Company’s management is responsible for the preparation and fair presentation of the accompanying condensed separate financial statements and our responsibility is to express a conclusion on the accompanying condensed separate financial statements based on our review.

We conducted our review in accordance with standards for review of interim financial statements in the Republic of Korea. A review of condensed financial statements is limited primarily to inquiries of company personnel and analytical procedures applied to financial data, and this provides less assurance than an audit. We have not performed an audit and, accordingly, we do not express an audit opinion.

Based on our review, nothing has come to our attention that causes us to believe that the accompanying condensed separate financial statements of the Company are not presented fairly, in all material respects, in accordance with the Company’s accounting principles as stated in Note 2.

This report is prepared solely for the purpose of calculation of exchange ratio of the Company for shares of Woori bank and its subsidiaries. It should not be distributed to anyone in the Company or any other third party.

/s/ Deloitte Anjin LLC

July 28, 2014

Notice to Readers

This report is effective as of July 28, 2014, the accountants’ review report date. Certain subsequent events or circumstances may have occurred between the accountants’ review report date and the time the report is read. Such events or circumstances could significantly affect the condensed separate financial statements and may result in modifications to the accountants’ review report.

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee (“DTTL”),

its network of member firms, and their related entities. DTTL and each of its member firms are legally separate and independent entities.

DTTL (also referred to as “Deloitte Global”) does not provide services to clients.

Please see www.deloitte.com/kr/about for a more detailed description of DTTL and its member firms.

Member of Deloitte Touche Tohmatsu Limited

WOORI FINANCE HOLDINGS CO., LTD.

SEPARATE STATEMENT OF FINANCIAL POSITION

AS OF MAY 1, 2014

May 1, 2014
(Korean won in millions)
ASSETS
Cash and cash equivalents (Notes 5 and 30)	665,491
Loans and receivables (Notes 4, 6, 8 and 30)	45,340
Available-for-sale financial assets (Note 7)	2
Investments in subsidiaries and joint ventures (Note 9)	13,763,730
Premises and equipment (Notes 10 and 29)	251
Intangible assets (Note 11)	43
Current tax assets (Note 27)	20,736
Other assets (Notes 12 and 30)	1,619
Assets held-for-sale (Note 13)	1,307,408

Total assets	15,804,620

LIABILITIES
Debentures (Notes 4, 8 and 14)	3,544,668
Net defined benefit liability (Notes 15 and 30)	365
Deferred tax liabilities (Note 27)	12,382
Other financial liabilities (Notes 4, 8, 16 and 30)	197,727
Other liabilities (Note 16)	142

Total liabilities	3,755,284

EQUITY
Capital stock (Note 17)	3,381,392
Hybrid securities (Note 18)	498,407
Capital surplus (Note 17)	91,478
Other equity (Note 19)	(1,485,161)
Retained earnings (Note 20)	9,563,220

Total equity	12,049,336

Total liabilities and equity	15,804,620

See accompanying notes to separate financial statements.

WOORI FINANCE HOLDINGS CO., LTD.

SEPARATE STATEMENT OF COMPREHENSIVE INCOME

FOR THE FOUR MONTHS ENDED MAY 1, 2014

2014
(Korean won in millions, except per share data)
NET INTEREST EXPENSES (Notes 21 and 30)
Interest income	2,392
Interest expenses	(54,024)

(51,632)

NET FEES AND COMMISSIONS INCOME (Notes 22 and 30)
Fees and commissions income	18,300
Fees and commissions expenses	(3,770)

14,530

DIVIDEND INCOME (Notes 23 and 30)	194,527
REVERSAL OF IMPAIRMENT LOSS DUE TO CREDIT LOSS (Note 24)	4,626
ADMINISTRATIVE EXPENSES (Notes 25 and 30)	(11,375)

OPERATING INCOME	150,676

NON-OPERATING INCOME (Notes 26 and 30)	28,576
INCOME BEFORE INCOME TAX EXPENSES	179,252
INCOME TAX EXPENSES (Note 27)	395,749

NET INCOME	575,001

OTHER COMPREHENSIVE LOSS, NET OF TAX (Note 15)	(43)
Items that will not be reclassified to profit or loss	(43)
Remeasurement of employee benefits	(43)
Items that may be reclassified to profit or loss	—

TOTAL COMPREHENSIVE INCOME	574,958

Basic and diluted earnings per share (Note 28)	702

See accompanying notes to separate financial statements.

WOORI FINANCE HOLDINGS CO., LTD.

SEPARATE STATEMENT OF CHANGES IN EQUITY

FOR THE FOUR MONTHS ENDED MAY 1, 2014

	Capital stock	Hybrid securities	Capital surplus	Other equity	Retained earnings	Total
	(Korean won in millions)
January 1, 2014	4,030,077	498,407	109,026	(1,272)	9,108,368	13,744,606
Dividends of hybrid securities	—	—	—	—	(9,744)	(9,744)
Changes due to the distribution to owners (Note 14)	(648,685)	—	(17,548)	(1,483,848)	(110,405)	(2,260,486)
Changes in treasury shares	—	—	—	2	—	2
Net income	—	—	—	—	575,001	575,001
Remeasurement of employee benefits	—	—	—	(43)	—	(43)

May 1, 2014	3,381,392	498,407	91,478	(1,485,161)	9,563,220	12,049,336

See accompanying notes to separate financial statements.

WOORI FINANCE HOLDINGS CO., LTD.

SEPARATE STATEMENT OF CASH FLOWS

FOR THE FOUR MONTHS ENDED MAY 1, 2014

2014
(Korean won in millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	575,001
Adjustments to net income:	(572,994)
Income tax expenses	(395,749)
Interest income	(2,392)
Interest expenses	54,023
Dividend income	(194,527)
Depreciation	37
Amortization	5
Retirement benefits	262
Impairment loss on assets held-for-sale	12,357
Reversal of impairment loss due to credit loss	(4,626)
Gain on disposal of assets held-for-sale	(39,896)
Reversal of impairment loss on asset held-for-sale	(2,488)
Changes in operating assets and liabilities:	10,576
Decrease in other loans and receivables	14,141
Increase in other assets	(3,694)
Increase in net defined benefit liability	79
Increase in other financial liabilities	784
Decrease in other liabilities	(734)
Cash received from (paid for) operating activities:	148,081
Interest income received	951
Interest expense paid	(47,397)
Dividend income received	194,527

Net cash provided by operating activities	160,664

(Continued)

WOORI FINANCE HOLDINGS CO., LTD.

SEPARATE STATEMENT OF CASH FLOWS (CONTINUED)

FOR THE FOUR MONTHS ENDED MAY 1, 2014

2014
(Korean won in millions)
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease of loans and receivables	1,000
Disposal of assets held-for-sale	426,727
Acquisition of intangible assets	(3)

Net cash provided by investing activities	427,724

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of debentures	398,929
Redemption of debentures	(360,000)
Dividends paid on hybrid securities	(7,350)
Decrease due to distribution to owners	(21,856)

Net cash provided by financing activities	9,723

NET INCREASE IN CASH AND CASH EQUIVALENTS	598,111

CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	67,380

CASH AND CASH EQUIVALENTS, END OF THE PERIOD (Note 5)	665,491

See accompanying notes to separate financial statements.

WOORI FINANCE HOLDINGS CO., LTD.

NOTES TO SEPARATE FINANCIAL STATEMENTS

AS OF MAY 1, 2014 AND FOR THE FOUR MONTHS ENDED MAY 1, 2014

1.	GENERAL

Woori Finance Holdings Co., Ltd. (hereinafter referred to “Woori Finance Holdings” or the “Company”) was incorporated on March 27, 2001, to manage the following five financial institutions: Woori Bank Co., Ltd., Kyongnam Bank Co., Ltd.,, Kwangju Bank Co., Ltd.,, Peace Bank of Korea(merged into Woori Bank on March 31, 2004) and Woori Investment Bank (merged into Woori Bank on July 31, 2003), whose shares were contributed to the Company by the Korea Deposit Insurance Corporation (the “KDIC”) in accordance with the provisions of the Financial Holding Company Act. As a result of its functional restructuring and privatization plan (Note 31), the Company owns 10 subsidiaries including Woori Bank and 150 second-tier subsidiaries including Woori Credit Information Co., Ltd. as of May 1, 2014.

Upon its incorporation, the Company’s stock amounted to 3,637,293 million Won, consisting of 727,458,609 common shares (5,000 Won per share) issued. As a result of several capital increases, exercise of warrants and conversion rights and Spin-Off completed since incorporation and the privatization, the Company’s stock amounts to 3,381,392 million Won, consisting of 676,278,371 common shares issued, as of May 1, 2014. KDIC owns 385,285,578 shares out of total outstanding shares, representing 56.97% ownership of the Company.

On June 24, 2002, the Company listed its common shares on the Korea Exchange (“KRX”). On September 29, 2003, the Company registered with the Securities and Exchange Commission in the United States of America and listed its American Depositary Shares on the New York Stock Exchange.

2.	SIGNIFICANT BASIS OF PREPARATION AND ACCOUNTING POLICIES

(1)	Basis of presentation of financial statements

The Company’s condensed separate financial statements (the “Separate financial statements”) incorporated the impact from the spin-off of Kyongnam Bank and Kwangju Bank (the “Spin-off”), which has been effective as of May 1, 2014. The Company’s condensed separate financial statements as of and for the four months ended May 1, 2014 are prepared in accordance with Korean International Financial Reporting Standards (“K-IFRS”) 1034, Interim Financial Reporting. The accompanying separate financial statements are prepared in compliance with K-IFRS, except for the non-disclosure of comparative financial statements and except for the accounting of the current tax liability in conjunction with the Spin-Off as referred to in paragraph 2 of Note 2.(14), and in compliance with the Company’s accounting principles, as stated below.

The Company’s Separate financial statements have been prepared based on the historical cost method except for specific non-current assets and financial assets measured by revaluation or fair value. The historical cost is generally measured by fair value of acquired assets.

The Company is measuring items in financial statements by using the functional currency in the major economic environment in which operating activities occur, and the functional currency is Korean won.

(2)	Investments in subsidiaries, joint ventures and associates

The accompanying financial statements are the Company’s separate financial statements prepared in accordance with K-IFRS 1027 Consolidated and Separate Financial Statements. The separate financial statements present the investment in subsidiaries, joint ventures or associates, based on the acquisition cost. The Company accounts for the investments in subsidiaries, joint ventures or associates at cost, except when the investment is classified as held-for-sale, in which case it is accounted for in accordance with K-IFRS 1105 Non-current Assets Held-for-sale and Discontinued Operations. The Company recognizes dividends from subsidiaries, joint ventures or associates in net income in the separate financial statements when its right to receive the dividend is established.

When there is an indication of impairment, the entire carrying amount of investment (including goodwill) in a subsidiary, a jointly controlled entity or an associate is tested for impairment in accordance K-IFRS 1036 Impairment of Assets as a single asset by comparing its recoverable amount (higher of fair value less costs to sell and value in use) to its carrying amount. An impairment loss recognized is not allocated to any asset (including goodwill), which forms part of the carrying amount of the investment. Any reversal of that impairment loss is recognized in accordance with K-IFRS 1036 to the extent that the recoverable amount of the investment subsequently increases.

(3)	Premises and equipment

Premises and equipment are stated at cost less subsequent accumulated depreciation and accumulated impairment losses. The cost of an item of premises and equipment are directly attributable to their purchase or construction, which includes any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management. It also includes the initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located.

Subsequent costs to replace part of the premises and equipment are recognized in carrying amount of an asset or as an asset if it is probable that the future economic benefits associated with the assets will flow into the Company and the cost of an asset can be measured reliably. The carrying amount of the replaced part is eliminated from the books. Routine maintenance and repairs are expensed as incurred.

Premises and equipment are depreciated on a straight-line basis on the estimated economic useful lives as follows:

Estimated useful lives
Structures in leased office	5 years
Properties for business purposes	5 years

The Company assesses the depreciation method, the estimated useful lives and residual values of premises and equipment at the end of each annual reporting period. If expectations differ from previous estimates, the changes are accounted for as a change in an accounting estimate. When the carrying amount of a premises and equipment exceeds the estimated recoverable amount, the carrying amount of such asset is reduced to the recoverable amount.

(4)	Intangible assets

Intangible assets are stated at the manufacturing cost or acquisition cost plus additional incidental expenses less accumulated amortization and accumulated impairment losses. The Company’s software and industrial property right (trademark) are amortized over five years using the straight-line method. The estimated useful life and amortization method are reviewed at the end of each reporting period. If expectations differ from previous estimates, the changes are accounted for as a change in an accounting estimate.

(5)	Impairment of non-financial assets

Intangible assets with indefinite useful lives or intangible assets that are not yet available for use are tested for impairment annually, regardless of whether or not there is any indication of impairment. All other assets are tested for impairment when there is an objective indication that the carrying amount may not be recoverable, and if the indication exists, the Company estimates the recoverable amount. Recoverable amount is measured by the higher of net fair value less costs to sell and utility value. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and such impairment loss is recognized immediately in net income.

(6)	Financial assets and financial liabilities

1)	Classification of financial assets

Financial assets are classified into the following categories depending on the nature and purpose of possession: financial assets at fair value through profit or loss (“FVTPL”), loans and receivables, available-for-sale (“AFS”) financial assets and held-to-maturity (“HTM”) financial assets.

a)	Financial assets at FVTPL

Financial assets are classified as at FVTPL when the financial asset is held for trading or is designated at FVTPL at initial recognition. All derivatives including the embedded derivatives, which are separated from the host contract, are classified as trading securities, unless they are designated and effective hedging instruments.

A financial asset other than a financial asset held for trading may be designated as at FVTPL upon initial recognition if:

•	such designation eliminates or significantly reduces a recognition or measurement inconsistency that would otherwise arise; or

•	the financial asset forms part of a group of financial assets or financial liabilities or both, which is managed and its performance is evaluated on a fair value basis, in accordance with the Company’s documented risk management or investment strategy, and information about the grouping is provided internally on that basis; or

•	it forms part of a contract containing one or more embedded derivatives, and K-IFRS 1039 Financial Instruments: Recognition and Measurement permits the entire hybrid (combined) contract to be designated as at FVTPL.

b)	Loans and receivables

Trade receivables, loans, and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as loans and receivables.

c)	AFS financial assets

Non –derivatives financial assets that are not classified as at HTM; held-for-trading; designated as at FVTPL; or loans and receivables are classified as at AFS.

d)	HTM financial assets

HTM investments are non-derivative financial assets with fixed or determinable payments and fixed maturity dates that the Company has the positive intent and ability to hold to maturity.

2)	Classification of financial liabilities

Financial liabilities are classified as either financial liabilities at FVTPL or other financial liabilities measured at amortized costs.

a)	Financial liabilities at FVTPL

Financial liabilities as at FVTPL include a financial liability held for trading and a financial liability designated at FVTPL. All derivatives including the embedded derivatives separated from the host contract are classified as financial liabilities held for trading unless they are designated and effective hedging instruments.

The criteria for designation of financial liabilities at FVTPL upon initial recognition are the same as those of financial assets at FVTPL.

b)	Financial liabilities measured at amortized costs

Financial liabilities that are not classified as at FVTPL are measured at amortized costs. Deposits and debt securities that are not designated as at FVTPL are classified as financial liabilities measured at amortized costs.

3)	Recognition and Measurement

The Company recognizes a financial asset at trade date. All types of financial instruments, except financial assets/liabilities at FVTPL, are measured at fair value at initial recognition and transaction costs that are directly attributable to the acquisition (issuance) are added to or deducted from the fair value. Financial assets/liabilities at FVTPL are initially recognized at fair value and transaction costs directly attributable to the acquisition (issuance) are recognized in the statement of comprehensive income.

Financial assets/liabilities at FVTPL and AFS financial assets are subsequently measured at fair value. HTM financial assets, loans and receivables and other financial liabilities are measured at amortized costs using the effective interest rate method.

Gains or losses arising from changes in the fair value of the financial assets/liabilities at FVTPL are presented in the statement of comprehensive income during the period in which they arise. Changes in the fair value of monetary and non-monetary securities, which are classified as AFS financial assets, are recognized in other comprehensive income. Changes in the fair value of AFS monetary assets denominated in a foreign currency are comprised of exchange differences on amortized costs and other carrying value fluctuation. Exchange differences on AFS monetary assets are recognized in net income and changes in carrying value that is not related to the exchange differences are recorded in other comprehensive income.

Dividends income of financial assets at FVTPL and AFS financial assets is recognized in net income when the Company’s right to receive the dividend is established.

Where the AFS financial asset is disposed of or is determined to be impaired, the cumulative gain or loss previously accumulated in other comprehensive income is reclassified to net income.

4)	Derecognition of financial assets

The Company derecognizes a financial asset when the contractual right to the cash flows from the asset is expired, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another company. If the Company neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Company recognizes its retained interest in the asset and an associated liability for amounts it may have to pay. The Company derecognizes financial liabilities when, and only when, the Company’s obligations are discharged, cancelled or they expire.

(7)	Offsetting financial instruments

Financial assets and liabilities are presented net in the separate statements of financial position when the Company has an enforceable legal right to set off and an intention to settle on a net basis or to realize an asset and settle the liability.

(8)	Impairment of the financial assets

1)	Assets measured at amortized costs

The Company assesses at the end of each reporting period whether there is any objective evidence that a financial asset (or a group of financial assets) is impaired. A financial asset (or a group of financial assets) is considered to be impaired when there is objective evidence of impairment loss as a result of one or more events (hereinafter the “loss event”) that occurred after the initial recognition and the estimated future cash flows of the financial asset have been affected.

The criteria used to determine whether there is loss event include:

•	significant financial difficulty of the issuer or obligor;

•	a breach of contract, such as a default or delinquency in interest or principal payments;

•	the lender, for economic or legal reasons relating to the borrower’s financial difficulty, granting to the borrower a concession that the lender would not otherwise consider;

•	it becoming probability that the borrower will enter bankruptcy or financial re-organization;

•	the disappearance of an active market for the financial asset due to financial difficulties; or

•	observable data indicating that there is a measurable decrease in the estimated future cash flows of a group of financial assets after initial recognition, although the decrease in the estimated future cash flows of individual financial assets included in the group is not identifiable.

For individually significant financial assets, the Company assesses whether loss event exists individually, and it assesses either individually or collectively for impairment of financial assets that are not significant. If there is no loss event exists for financial assets individually assessed, the Company includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets for which the Company recognizes impairment based on an individual assessment or impairment loss is continuously recognized are not subject to a collective impairment assessment.

The amount of impairment loss is the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit loss that are not yet incurred), which is discounted at the financial asset’s original effective interest rate. The amount of impairment loss is reduced directly from the asset’s carrying value or by using a provision account, and it is recognized in net income.

For loans and receivables or HTM financial assets with a variable interest rate, the current effective interest rate, which is determined under the contract, is used to measure impairment loss.

Whether collateral inflow is probable or not, the present value of the estimated future cash flows of collateralized financial asset is calculated as the cash flows, which may arise from collateral inflow, less costs of acquiring and selling collateral.

Future cash flows for a group of financial assets that are collectively assessed for impairment are estimated based on the historical loss experience of assets having credit risk characteristics, similar to those in the group of financial assets. If historical loss experience is not enough or not existed, similar corporation’s comparable historical loss experience of a group of financial assets is used. The effects of current conditions that do not have an impact in the historical loss experience period are reflected and the historical loss experience is adjusted based on the current observable data in order to remove the effects of conditions that currently do not exist but existed in the historical loss experience period.

For a collective assessment for impairment, financial assets are classified based on similar credit risk characteristics (i.e. based on the assessment of credit risk or grading process, considering asset type, industry, geographical location, collateral type, past-due status, and other relevant elements) indicating the debtor’s ability to pay all amounts of debt under the contractual terms. These characteristics are relevant to the estimation of future cash flows for groups of such assets as being indicative of the debtors’ ability to pay all amounts due according to the contractual terms of the assets being evaluated.

When estimating the changes in future cash flows, observable data (i.e. an impairment loss arisen from a group of assets, an unemployment rate indicating the loss and its parameter, asset price, product price, or payment status) need to be consistently reflected. The methodology and assumptions used for estimating future cash flows are reviewed regularly to reduce the difference between loss estimates and actual loss experience.

When the amount of impairment loss decreases subsequently and the decrease is related to an event occurred after the impairment is recognized (i.e. an improvement in the debtor’s credit rating), the previously recognized impairment loss is reversed directly from or by adjusting the provision account. The reversed amount is recognized in net income.

2)	AFS financial assets

The Company assesses at the end of each reporting period whether there is objective evidence that the Company’s financial asset (or a group of financial assets) is impaired. For debt securities, the Company uses the criteria refer to (8)-1) above.

For equity investments classified as AFS financial assets, a significant or prolonged decline in the fair value below cost is an objective evidence of impairment. The Company recognizes other comprehensive loss when the current fair value of the AFS financial asset is decreased. When the fair value of an AFS financial asset is decreased below its acquisition cost which is considered an objective evidence of impairment, the cumulative loss, amounting to the difference between the acquisition cost and the current fair value, is removed from other comprehensive income and recognized in net income as an impairment loss. For AFS equity instruments, impairment losses recognized in net income are not reversed through net income. When the fair value of AFS debt instrument increases in a subsequent period and the evidence is objectively related to an event occurred after recognizing the impairment loss, the impairment loss is reversed and recognized in net income.

(9)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, demand deposits and highly liquid investment assets that are readily convertible to known amounts of cash and subject to an insignificant risk of changes in value.

(10)	Assets (or disposal groups) held-for-sale

The Company shall classify a non-current asset (or disposal group) as held-for-sale if its carrying amount will be recovered principally through a sale transaction rather than through continuing use. For this, the asset (or disposal group) must be available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets (or disposal groups) and its sale must be highly probable. For the sale to be highly probable, the appropriate level of management must be committed to a plan to sell the asset (or disposal group), and an active program to locate a buyer and complete the plan must have been initiated. In addition, the sale should be expected to qualify for recognition as a completed sale within one year from the date of classification.

The Company shall measure a non-current asset (or disposal groups) classified as held-for-sale at the lower of its previous carrying amount and fair value less costs to sell.

(11)	Disposal group held for distribution to owners

A disposal group is classified as held for distribution to owners when the entity is committed to distribute the disposal group to the owners. For this to be the case, the assets must be available for immediate distribution in their present condition and the distribution must be highly probable. For the distribution to be highly probable, actions to complete the distribution must have been initiated and should be expected to be completed within one year from the date of classification.

An entity shall measure a disposal group classified as held for distribution to owners at the lower of its previous carrying amount and fair value less costs to distribute.

(12)	Equity

Common stock is classified as equity and mandatorily redeemable preferred stock is classified as a liability. Direct expenses relevant to issuance of new stock and stock option are recognized as a deduction from equity, net of tax effects.

When the Company purchases its common stock (treasury stock), payment including direct transaction cost (net of tax) is recognized as a deduction from the Company’s equity until the common stock is disposed of or reissued. In the case of reissuance of the treasury stock, received amount (net of direct transaction costs and relevant tax) is included in equity attributable to the Company’s shareholders.

(13)	Fees and commissions income

The Company’s revenue includes brand royalty income. If the Company can measure the amounts of revenue reliably and it is probable that future economic benefits can flow to the Company, revenue is recognized on an accrual basis in accordance with the economic substance of the relevant contract.

(14)	Income tax expense

Income tax consists of current and deferred income tax. Income tax is recognized in net income except when it relates to elements recognized in other comprehensive income or directly in equity. Current income tax liabilities (assets) is measured at the amount expected to be paid to taxation authorities (recovered from taxation authorities) using the tax rates and tax laws that have been enacted by the reporting date or substantively enacted in accordance with K-IFRS 1012 – Income tax.

The Company recognised the current tax liability in conjunction with the Spin-off based on the Amendments to the Restriction of Special Taxation Act, which were approved by the National Assembly of Korea, and were proclaimed on May 14, 2014, and of which objective was to support the progress of the Spin-off (Note 27).

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the separate financial statements and the corresponding tax bases used in the computation of taxable profit. However, the Company does not recognize deferred tax arising on the initial recognition of an asset or a liability in a transaction that is not a business combination and that, at the time of the transaction, affects neither accounting profit nor taxable profit. Deferred taxes are determined using tax rates and laws that have been enacted by the reporting date - the date when the relevant deferred tax assets are realized and the deferred tax liabilities are settled - or substantially enacted.

Deferred tax assets are recognized if future taxable profits are probable so that the temporary differences can be used.

Deferred tax assets in accordance with the related investments in subsidiaries and associates are recognized except where the timing of the reversal of the temporary difference can be controlled and it is probable that the expected future temporary difference does not reverse.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets and current tax liabilities and when the deferred tax assets and liabilities are relevant to income taxes levied by the same taxation authorities.

In accordance with the Korean Corporate Tax Act, the Company and its 100%-owned domestic subsidiaries have filed a consolidated tax return. Accordingly, the Company recognizes total corporate income tax due that it will pay on behalf of its subsidiaries as a current tax liability and the amounts due from subsidiaries as loans and receivables.

(15)	Employee benefits

1)	Short-term employee benefits

The Company recognizes the undiscounted amount of short-term employee benefits expecting payment in exchange for the services, when employee renders services. Also, the Company recognizes expenses and liabilities in the case of accumulating compensated absences, when the employees render service that increases their entitlement to future compensated absences. Though the Company may have no legal obligation to pay a bonus, considering some cases, the Company has a practice of paying bonuses. In such cases, the Company has a constructive obligation, and thus recognizes expenses and liabilities when the employees render service.

2)	Retirement benefits

The Company operates defined benefit plans. For defined benefit plans, the liability recognized in the separate statements of financial position is the present value of the current defined benefit obligation at the date of the separate statement of financial position, less the fair value of plan assets, as adjusted for unrecognized past service cost.

The defined benefit obligation is calculated on an annual basis by independent actuaries using the projected unit credit method. The present value of defined benefit obligations is expressed in a currency in which retirement benefits will be paid and is calculated by discounting expected future cash outflows with the interest rate of high quality corporate bonds which maturity is similar to the payment date of retirement benefit obligations.

Actuarial gains and losses arising from the differences between changes in actuarial assumptions and what has actually occurred are recognized in other comprehensive income as remeasurements in the period in which they occur.

(16)	Interest income and expense recognition

Interest income and expense from held-to-maturity financial assets, loans and receivables, and other financial liabilities measured at amortized cost, are recognized on an accrual basis using the effective interest method.

Effective interest method is the method of calculating the amortized cost of financial assets or liabilities and allocating the interest income or expense over the relevant period. The effective interest rate reconciles the expected future cash in and out through the expected life of financial instruments or shorter period if appropriate, and net carrying value of financial assets or liabilities. When calculating the effective interest rate, the Company estimates future cash flows considering all contractual terms of the financial instruments such as prepayment option, except the loss on future credit risk. Also, effective interest rate calculation reflects commission, points (only responsible for the effective interest rate) that are paid or earned between contracting parties, transaction costs, and other premiums and discounts.

(17)	Earnings per share (“EPS”)

Basic EPS is calculated by earnings subtracting the dividends paid to holders of preferred stock and hybrid securities from the net income attributable to ordinary shareholders from the statements of comprehensive income and dividing by the weighted average number of common shares outstanding. Diluted EPS is calculated by adjusting the earnings and number of shares for the effects of all dilutive potential common shares.

3.	SIGNIFICANT ACCOUNTING ESTIMATES AND ASSUMPTIONS

The significant accounting estimates and assumptions are continually evaluated and are based on historical experience and various factors including expectations of future events that are considered to be reasonable. Actual results can differ from those estimates based on such definitions. The following are the accounting estimates and assumptions that have a significant risk of causing changes to the carrying amounts of assets and liabilities within the next accounting period.

(1)	Income taxes

The Company estimates income tax provision based on its operating activities through May 1, 2014 as current and deferred income taxes. The actual income taxes payment may differ from the income tax provision recognized and the difference could be material.

(2)	Fair value of financial instruments

The fair value of financial instruments that are not traded in active markets is measured by using valuation techniques. The Company uses its judgment to select a variety of valuation techniques and makes assumptions based on the market conditions as of May 1, 2014.

(3)	Impairment loss on financial assets

The Company recognizes impairment losses on financial assets by assessing the occurrence of loss events or it assesses impairment for a group of financial assets with similar credit risk characteristics. Impairment loss for financial assets is the difference between such assets’ carrying value and the present value of estimated recoverable cash flows. The estimation of future cash flows requires management judgment.

(4)	Defined benefit retirement plans

The Company operates defined benefit retirement plans. Defined benefit retirement plans are measured through actuarial valuation and the Company estimates discount rate, future wage growth rate, mortality ratio to produce actuarial valuation. Defined benefit retirement plans contain significant uncertainty in these estimates due to its long-term characteristic.

4.	RISK MANAGEMENT

The Company’s operating activity is exposed to various financial risks. The Company is required to analyze and assess the level of complex risks, and determine the permissible level of risks and manage the risks. The Company’s risk management procedure have been established to improve the quality of assets for holding and investment purposes by making a decision about how to avoid or mitigate risks through the identification of the source of the potential risk and their impact.

The Company has established an approach to manage the acceptable level of risks and reduce the excessive risks in financial instruments in order to maximize its profit given the risks present, for which the Company has implemented processes for risk recognition, assessment, control, and monitoring and reporting.

The risk is managed by the risk management department in accordance with the Company’s risk management policy. The risk management committee makes the decision on its risk strategies such as the avoidance of concentration on capital at risk and the establishment of acceptable level of risk.

(1)	Credit risk

Credit risk represents the possibility of financial loss incurred when the counterparty fails to fulfill its contractual obligations. The goal of credit risk management is to maintain the Company’s credit risk exposure to a permissible degree and to optimize its rate of return considering such credit risk.

1)	Credit risk management

In order to measure its credit risk, the Company considers the possibility of failure of its counterparties in performing their obligations, credit exposure of the counterparty, the related default risk, and the rate of default loss.

2)	Credit risk mitigation

The Company mitigates credit risk resulting from the obligor’s credit condition by using financial and physical collateral, guarantees, netting agreements and credit derivatives.

3)	Maximum exposure to credit risk

The Company’s maximum exposure to credit risk (recorded on the books) by customers and loan conditions is as follows (Unit: Korean won in millions):

	May 1, 2014
	Banks	Companies	Total
Loans and receivables neither overdue nor impaired	32,155	13,185	45,340
Loans and receivables overdue but not impaired	—	—	—
Impaired loans and receivables	—	—	—

Total	32,155	13,185	45,340

Provisions for credit loss	—	—	—

Net amount	32,155	13,185	45,340

All loans and receivables are maintained at or above the permissible level of credit rating except impaired loans and receivables as above

(2)	Market risk

Market risk is the possible risk of loss arising from trading activities in the volatility of market factors such as interest rates, stock prices and foreign exchange rates.

Market risk occurs as a result of changes in the interest rates and foreign exchange rates for financial instruments that are not yet settled, and all contracts are exposed to a certain level of volatility according to the changes in the interest rates, credit spreads, foreign exchange rates and the price of equity securities.

1)	Market risk management

For trading activities, the Company avoids, bears or mitigates risks by identifying the underlying source of the risks, measuring parameters and evaluating their appropriateness.

2)	Market risk measurement

The Company uses both a standard-based and an internal model-based approach to measure market risk. The standard-based approach is used to calculate individual market risk of owned capital while the internal model-based approach is used to calculate general capital market risk and to measure internal risk.

3)	Risk limit management

As of May 1, 2014, the Company is not exposed to market risk in connection with trading activities.

4)	Sensitivity analysis of market risk

The Company performs the sensitivity analysis for both trading and non-trading activities. As of May 1, 2014, the Company is exposed only to interest rate risk from non-trading activities.

Based on market risk sensitivity analysis of non-trading activities, Earning at Risk (“EaR”) and Value at Risk (“VaR”) are as follows (Unit: Korean won in millions):

May 1, 2014
EaR	VaR
(20,061)	(189,178)

The Company estimates and manages risks related to changes in interest rate due to the difference in the sensitivity of interest-yielding assets and liabilities. Cash flows related to principal amounts and interests from interest bearing assets and liabilities by maturity date as of May 1, 2014 are as follows (Unit: Korean won in millions):

	Total	Within 3 months	4 to 6 months	7 to 9 months	10 to 12 months	1 to 5 years	Over 5 years
Debentures	3,993,515	36,582	315,826	480,816	27,310	2,485,185	647,796

(3)	Liquidity risk

Liquidity risk refers to the risk that the Company may encounter difficulties in meeting obligations from its financial liabilities.

1)	Liquidity risk management

Liquidity risk management prevents potential cash shortage as a result of mismatching use of funds (assets) and sources of funds (liabilities) or unexpected cash outflows. Among the financial liabilities on the separate statements of financial position, financial liabilities in relation to liquidity risk become the objects of liquidity risk management. Derivatives are excluded from those financial liabilities as they reflect expected cash flows for a pre-determined period.

The Company manages liquidity risk by identifying the maturity gap through various cash flows analysis (i.e. based on remaining maturity and contract period, etc.)

2)	Maturity analysis of non-derivative financial liabilities

Cash flows of principals and interests by remaining contractual maturities of non-derivative financial liabilities as of May 1, 2014 are as follows (Unit: Korean won in millions):

	Total	Within 3 months	4 to 6 months	7 to 9 months	10 to 12 months	1 to 5 years	Over 5 years
Debentures	3,993,515	36,582	315,826	480,816	27,310	2,485,185	647,796
Other financial liabilities	197,727	197,727	—	—	—	—	—

The maturity analysis of non-derivative financial liabilities assumes that the contractual maturity is the same as the expected maturity.

(4)	Capital risk management

In accordance with regulation for financial holding companies, the Company calculates and manages the debt ratio as ‘total liability divided by total equity subtracting regulatory reserve for credit loss’; and calculates the dual leverage ratio as ‘total invested amount on subsidiaries divided by total equity subtracting regulatory reserve for credit loss’, for capital risk management purposes.

The debt ratio and the dual leverage ratio are as follows:

May 1, 2014
Debt ratio	Dual leverage ratio
31.17%	125.08%

5.	CASH AND CASH EQUIVALENTS

Details of cash and cash equivalents are as follows (Unit: Korean won in millions):

May 1, 2014
Demand deposits	215,620
Time deposits	449,871

Total	665,491

6.	LOANS AND RECEIVABLES

(1)	Details of loans and receivables are as follows (Unit: Korean won in millions):

May 1, 2014
Receivables (*)	19,070
Accrued income	5,514
Refundable rent deposits	22,143
Present value discount on refundable deposits	(1,387)

Total	45,340

(*)	Receivables include receivables from subsidiaries due to consolidated tax return that are amounting to 18,548 million Won as of May 1, 2014 (Note 27).

(2)	Details of changes in provisions for credit loss are as follows (Unit: Korean won in millions):

For the four months ended May 1, 2014
Beginning balance	4,626
Allowance (reversal) of Provision	(4,626)

Ending balance	—

7.	AVAILABLE-FOR-SALE FINANCIAL ASSETS

Details of available-for-sale financial assets are as follows (Unit: Korean won in millions):

May 1, 2014
Equity securities Stocks (*)	2

(*)	Acquired shares of KNB Financial Holdings and KJB Financial Holdings in exchange for the treasury stocks resulting from the spin-off.

8.	FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

Fair value and book value of financial assets and liabilities measured at amortized costs are as follows (Unit: Korean won in millions):

		May 1, 2014
		Fair value	Book value
Financial assets	Loans and receivables (*1)	45,340	45,340

Financial liabilities	Debentures (*2)	3,612,012	3,544,668
	Other financial liabilities (*1)	197,727	197,727

		3,809,739	3,742,395

(*1)	The Company believes there is no significant difference between the carrying amount and the fair value of the financial instruments.
(*2)	The fair value of debentures is estimated with a nonguaranteed discount rate of financial bond, and is classified into level 2.

9.	INVESTMENTS IN SUBSIDIARIES AND JOINT VENTURES

Investments in subsidiaries and joint ventures accounted for using the cost method are as follows (Unit: Korean won in millions):

Company	Country	Financial year end as of	May 1, 2014
			Ownership (%)	Carrying value
Woori Bank Co., Ltd.	Korea	Dec. 31	100.0	12,848,076
Woori FIS Co., Ltd.	”	Dec. 31	100.0	35,013
Woori Investment & Securities Co., Ltd. (*1)	”	Dec. 31	37.9	—
Woori F&I Co., Ltd. (*1)	”	Dec. 31	100.0	—
Woori Asset Management Co., Ltd.(*1)	”	Dec. 31	100.0	—
Woori Private Equity Co., Ltd.	”	Dec. 31	100.0	34,246
Woori Aviva Life Insurance Co., Ltd. (*1)	”	Dec. 31	51.6	—
Woori FG Savings Bank (*1)	”	Jun. 30	100.0	—
Woori Finance Research Institute	”	Dec. 31	100.0	3,000
Woori Card Co., Ltd.	”	Dec. 31	100.0	773,748
Woori Investment Bank Co., Ltd. (*2)	”	Dec. 31	41.6	69,647

				13,763,730

(*1)	The subsidiaries are classified into assets held-for-sale as of May 1, 2014 (Note 13).
(*2)	During the four months ended May 1, 2014, the subsidiary has changed its fiscal year end from March 31 to December 31.

10.	PREMISES AND EQUIPMENT

(1)	Details of premises and equipment are as follows (Unit: Korean won in millions):

	May 1, 2014
	Properties for business purposes	Structures in leased office	Total
Acquisition cost	1,568	608	2,176
Accumulated depreciation	(1,433)	(492)	(1,925)

Net carrying value	135	116	251

(2)	Details of changes in premises and equipment are as follows (Unit: Korean won in millions):

	For the four months ended May 1, 2014
	Properties for business purposes	Structures in leased office	Total
Beginning balance	155	133	288
Depreciation	(20)	(17)	(37)

Ending balance	135	116	251

11.	INTANGIBLE ASSETS

(1)	Details of intangible assets are as follows (Unit: Korean won in millions):

	May 1, 2014
	Computer software	Industrial property rights	Total
Acquisition cost	37	158	195
Accumulated amortization	(37)	(115)	(152)

Net carrying value	—	43	43

(2)	Details of changes in intangible assets are as follows (Unit: Korean won in millions):

For the four months ended May 1, 2014
Industrial property rights
Beginning balance	44
Acquisitions	3
Amortization	(4)

Ending balance	43

12.	OTHER ASSETS

Details of other assets are as follows (Unit: Korean won in millions):

May 1, 2014
Prepaid expenses	1,619

13.	ASSETS HELD-FOR-SALE

(1)	Summary

In accordance with Public Funds Oversight Committee’s plan for the privatization of the Company on June 26, 2013. The Company classified the related assets and liabilities of Woori Investment Securities Co., Ltd., Woori Financial Co., Ltd., Woori F&I Co., Ltd., Woori Asset Management Co., Ltd., Woori Aviva Life Insurance and Woori FG Savings Bank into assets held-for-sale as of the end of December 31, 2013.

(2)	Details of assets held-for-sale are as follows (Unit: Korean won in millions):

May 1, 2014
Assets held-for-sale (Note 31)
Investments in subsidiaries and joint venture	1,307,408

The Company measured the fair value of the assets held-for-sale based on the market approach reflecting current market values of the businesses. The total net fair value is the amount of final bid price less incidental cost for disposal amounting to 1,475,148 million Won as of May 1, 2014 and classified into level 1 with in the fair value hierarchy.

The Company measured assets held-for-sale at the lower of its carrying value and fair value less costs to sell. The impairment loss recognized on assets held-for-sale amounted to 12,357 million Won for the four months ended May 1, 2014. Also, the Company recognized 2,488 million Won as reversal of impairment losses on assets held-for-sale for the four months ended May 1, 2014.

The Company completed the sale of shares of Woori Financial Co., Ltd. and recognized gains on disposal of assets held-for-sale amounting to 39,896 million Won on March 20, 2014 (Note 26).

14.	DEBENTURES AND BORROWINGS

(1)	Details of debentures are as follows (Unit: Korean won in millions):

	Issuance date	Annual interest rate (%)	Maturity	May 1, 2014
Series 26th bonds	Mar. 31, 2009	6.36	Jan. 1, 2015	300,000
Series 29-2nd bonds	May 20, 2010	5.11	May 20, 2015	220,000
Series 30-2nd bonds	Aug. 3, 2010	4.97	Aug. 3, 2015	250,000
Series 31-2nd bonds	Nov. 9, 2010	4.32	Nov. 9, 2014	150,000
Series 34-2nd bonds	May 24, 2011	4.22	May 24, 2016	100,000
Series 35-1st bonds	Aug. 25, 2011	4.04	Aug. 25, 2014	100,000
Series 35-2nd bonds	Aug. 25, 2011	4.08	Aug. 25, 2016	150,000
Series 36-2nd bonds	Oct. 28, 2011	4.16	Oct. 28, 2014	180,000
Series 36-3rd bonds	Oct. 28, 2011	4.30	Oct. 28, 2016	180,000
Series 37th bonds	Feb. 7, 2012	3.96	Feb. 7, 2017	100,000
Series 38th bonds	June 27, 2012	3.75	June 27, 2017	220,000
Series 39th bonds	Aug. 20, 2012	3.27	Aug. 20, 2017	250,000
Series 40th bonds	Oct. 30, 2012	3.03	Oct. 30, 2015	200,000
Series 41st bonds	Mar. 12, 2013	2.98	Mar. 12, 2018	200,000
Series 42nd bonds	July 26, 2013	3.53	July 26, 2018	50,000
Series 43-1st bonds	Sep. 27, 2013	3.85	Sep. 27, 2020	150,000
Series 43-2nd bonds	Sep. 27, 2013	3.97	Sep. 27, 2023	200,000
Series 44th bonds	Oct. 31, 2013	3.90	Oct. 31, 2020	150,000
Series 45th bonds	Jan. 23, 2014	3.58	Jan. 23, 2019	50,000
Series 46th bonds	Feb. 25, 2014	3.42	Feb. 25, 2019	350,000

Sub-total				3,550,000
Less: discounts on bonds payable				(5,332)

Total				3,544,668

All debentures are to be paid in full at maturity.

(2)	There is no borrowing outstanding and the Company has contracts of credit line with banks as follows as of May 1, 2014 (Unit: Korean won in millions):

	Annual interest rate (%)	Maturity	Line of credit
Hana Bank	CD(3M)+1.30	November 30, 2014	100,000
Kookmin Bank	CD(3M)+1.30	November 30, 2014	150,000

Total			250,000

15.	NET DEFINED BENEFIT LIABILITY

Employees and directors with one or more years of service are entitled to receive a payment upon termination of their employment, based on their length of service and rate of pay at the time of termination. The assets of the plans are measured at their fair value at the end of reporting date. The plan liabilities are measured by using the projected unit method, which takes account of projected earnings increases, using actuarial assumptions that give the best estimate of the future cash flows that will arise under the plan liabilities.

The Company is exposed to various risks through its defined benefit plan, and the most significant risks are as follows:

Volatility of Asset

The defined benefit obligation was estimated with a discount rate which is calculated based on the yield of high quality corporate bonds in Korea. A deficit may occur if the rate of return on plan assets falls short of the discount rate. The plan assets include equity instruments which are subject to volatility and risks.

Decrease in Yield of High Quality Bonds

A decrease in yield of high quality bonds may result in an increase in defined benefit liability although the increase in value of some debt securities would partially offset it.

Risk of Inflation

Defined benefit obligations are correlated to the inflation rate; the higher the inflation rate is, the higher the level of liabilities. As a result, a deficit may occur in the plan if inflation rates increase. The plan assets are less correlated to inflation since they mainly consist of debt securities with fixed rates and equity instruments.

(1)	Details of net defined benefit liability are as follows (Unit: Korean won in millions):

May 1, 2014
Defined benefit obligation	5,360
Fair value of plan assets	(4,995)

Net defined benefit liability	365

(2)	Changes in defined benefit obligation are as follows (Unit: Korean won in millions):

For the four months ended May 1, 2014
Beginning balance	5,257
Current service cost	268
Interest expense	49
Remeasurement	41
Retirement benefit paid	(334)
Transfer from related parties	79

Ending balance	5,360

(3)	Changes in the plan assets are as follows (Unit: Korean won in millions):

For the four months ended May 1, 2014
Beginning balance	5,290
Interest income	54
Remeasurement	(16)
Retirement benefit paid	(333)

Ending balance	4,995

(4)	Details of the plan assets are as follows (Unit: Korean won in millions):

May 1, 2014
Deposits and others	4,995

The actual returns on plan assets are 38 million Won for the four months ended May 1, 2014.

(5)	The amounts recorded in the statement of comprehensive income in relation with the defined benefit plan are as follows (Unit: Korean won in millions):

For the four months ended May 1, 2014
Current service cost	268
Net interest income	(5)

Recognized as net expense	263
Remeasurement	57

Recognized in comprehensive expenses	320

(6)	Key actuarial assumptions used in the defined benefit liability assessment are as follows:

May 1, 2014
Discount rate	3.80%
Inflation rate	3.00%
Future wage growth rate	5.18%
Mortality ratio	Standard rate by Korea Insurance Development Institute
Retirement rate	Standard rate by Korea Insurance Development Institute

(7)	The sensitivity analysis related to changes in the actuarial assumptions used in the assessment of defined benefit obligation is as follows (Unit: Korean won in millions):

		For the four months ended May 1, 2014
Discount rate	Increase by 1% point	4,966
	Decrease by 1% point	5,728
Future wage growth rate	Increase by 1% point	5,727
	Decrease by 1% point	4,959

16.	OTHER FINANCIAL LIABILITIES AND OTHER LIABILITIES

Details of other financial liabilities and other liabilities are as follows (Unit: Korean won in millions):

May 1, 2014
Other financial liabilities
Account payables (*1)	17,957
Accrued expenses	24,824
Dividend payables	5,043
Withholdings	1,647
Advance on sales contracts (*2)	148,256

Total	197,727

Other liabilities
Value added tax withheld	39
Others	102

Total	141

(*1)	Account payables include payables to the Company’s subsidiaries due to consolidated tax return that are amounting to 15,891 million Won as of May 1, 2014 (Notes 27).
(*2)	Advance is down payments related to the sales of Woori Asset Management Co., Ltd., Woori F&I Co., Ltd., Woori Investment Securities Co., Ltd., Woori Aviva Life Insurance and Woori FG Savings Bank.

17.	CAPITAL STOCK AND SURPLUS

(1)	The total number of authorized shares is as follows (Unit: Korean won except for shares):

May 1, 2014
Authorized shares of common stock	2,400,000,000 shares
Par value	5,000
Issued shares of common stock	676,278,371shares

(2)	Details of capital surplus are as follows (Unit: Korean won in millions):

May 1, 2014
Capital in excess of par value	91,476
Other capital surplus	1

Total	91,477

18.	HYBRID SECURITIES

The bond-type hybrid securities classified as equity are as follows (Unit: Korean won in millions):

	Issuance date	Maturity	Annual interest rate (%)	May 1, 2014
The 1st bond-type hybrid securities	Nov. 22, 2011	Nov. 22, 2041	5.91	310,000
The 2nd bond-type hybrid securities	Mar. 8, 2012	Mar. 8, 2042	5.83	190,000
Issuing expense				(1,593)

Total				498,407

Although these instruments have contractual maturity dates and stipulated contractual interest payments, the contractual agreements allow the Company to indefinitely extend the maturity date and defer the payment of interest without a modification of other terms of the instrument such as interest rate, etc. If the Company makes a resolution not to pay dividends on ordinary stocks, and then, the Company is able to be exonerated from interest payment on the hybrid securities.

19.	OTHER EQUITY

(1)	Details of other equity are as follows (Unit: Korean won in millions):

May 1, 2014
Accumulated other comprehensive income
Remeasurement of net defined benefit liability	(1,301)
Treasury shares (*)	(12)
Changes due to distribution to owners	(1,483,848)

Total	(1,485,161)

(*)	The Group held 2,000 shares (14 million Won) of its treasury shares through having acquired as a buyback of odd-lot share when exchanging the shares of Woori Investment & Securities. The Company acquired 27,157 shares amounting to 345 million Won during the six months ended June 30, 2014 and holds 29,157 shares amounting to 359 million Won as of June 30, 2014.

(2)	Changes in accumulated other comprehensive income for the four months ended May 1, 2014 are as follows (Unit: Korean won in millions):

	January 1, 2014	Decrease on valuation	Reclassification adjustments	Income tax effect	May 1, 2014
Remeasurement of employee benefits	(1,258)	(57)	—	14	(1,301)

20.	RETAINED EARNINGS

(1)	Details of retained earnings are as follows (Unit: Korean won in millions):

May 1, 2014
Legal reserve	965,134
Voluntary reserve	8,032,767
Retained earnings carried forward	565,319

Total	9,563,220

(2)	In accordance with Article 27 of the Regulations for Supervision of Financial Holding Companies (“RSFHC”), if the estimated allowance for credit loss determined by K-IFRS for the accounting purpose is lower than those for the regulatory purpose required by RSFHC, the Company shall disclose such difference as the regulatory planned reserve for credit loss.

(3)	Regulatory reserve for credit loss is as follows (Unit: Korean won in millions):

May 1, 2014
Beginning balance	67
Planned reserve provision for credit loss	56

Ending balance	123

(4)	Reserve provided and net income after the reserve provided are as follows (Unit: Korean won in millions, except for earning per share):

For the four months ended May 1, 2014
Reserve provided	56
Net income after the reserve provided	574,945
Earnings per share after the reserve provided (*)	702

(*)	Earnings per share after the planned reserve provided is calculated by deducting dividends on hybrid securities from net income after the reserve provided and is presented in Korean won.

21.	NET INTEREST EXPENSES

Details of interest income and expenses are as follows (Unit: Korean won in millions):

For the four months ended May 1, 2014
Interest income
Interest income on deposits	2,177
Interest income on loans	9
Interest income on others	206

Sub-total	2,392

Interest expenses
Interest expenses on debentures	(54,024)

Total	(51,632)

Interest income is generated from loans and receivables and interest expenses are charged on financial liabilities which are recorded at amortized cost.

22.	NET FEES AND COMMISSIONS INCOME

Details of fees and commissions income and expenses are as follows (Unit: Korean won in millions):

For the four months ended May 1, 2014
Fees and commissions income
Brand royalty income	18,300
Fees and commissions expenses
Fee for legal advice	(46)
Other fees expense	(3,724)

Sub-total	(3,770)

Total	14,530

23.	DIVIDEND INCOME

Dividend income is as follows (Unit: Korean won in millions):

For the four months ended May 1, 2014
Woori Bank Co., Ltd.	164,000
Woori Investment Securities Co., Ltd.	3,771
Woori F&I Co., Ltd.	19,600
Woori Financial Co., Ltd.	7,156

Total	194,527

24.	REVERSAL OF IMPAIRMENT LOSS DUE TO CREDIT LOSS

Reversal of impairment loss due to credit loss recognized are as follows (Unit: Korean won in millions):

For the four months ended May 1, 2014
Reversal of provision for credit loss	4,626

25.	ADMINISTRATIVE EXPENSES

Details of administrative expenses are as follows (Unit: Korean won in millions):

			For the four months ended May 1, 2014
Employee benefits	Short term employee benefits	Salaries	4,228
		Others	661
		Retirement benefits	262

		Sub-Total	5,151

Depreciation and amortization			41
Other administrative expenses		Traveling expenses	62
		Operating promotion expenses	244
		Rent	266
		Maintenance expense	170
		IT expenses	1,018
		Advertising	3,583
		Taxes and dues	59
		Insurance premium	102
		Others	679

		Sub-total	6,183

		Total	11,375

26.	NON-OPERATING INCOME AND LOSS

Details of other non-operating income and non-operating expenses as follows (Unit: Korean won in millions):

For the four months ended May 1, 2014
Non-operating income:
Miscellaneous income	1,095
Gain on disposal of assets held-for-sale	39,896
Reversal of impairment losses on assets held-for-sale	2,488

Sub-Total	43,479

Non-operating expenses:
Donation	(357)
Miscellaneous loss	(2,189)
Impairment loss on assets held-for-sale	(12,357)

Sub-Total	(14,903)

Net non-operating income	28,576

27.	INCOME TAX

(1)	Income tax are as follows (Korean won in millions):

For the four months ended May 1, 2014
Current tax expense
Current tax expense for the current year	—
Adjustments recognized in the current period in relation to the current tax of prior periods	—

Sub-total	—

Deferred tax expense
Deferred tax expense on temporary differences	(395,763)
Deferred tax reclassified from other comprehensive income to net income	14

Sub-total	(395,749)

Income tax income	(395,749)

(2)	Reconciling items between income before income tax and income tax expenses are as follows (Korean won in millions, except for effective tax rate):

For the four months ended May 1, 2014
Income before income tax	179,252
Tax calculated at statutory tax rate (*1)	42,917
Tax effect on reconciling items:
Non-taxable income	(42,286)
Non-deductible expenses	57
Temporary differences due to investments in subsidiaries and joint ventures (*2)	(424,347)
Effects on the non-recognition of tax loss carried forward	12,754
Others	15,156

Sub-total	(438,666)

Income tax income	(395,749)
Effective tax rate (*3)	—

(*1)	Applicable income tax rate are 1) 11% for below 200 million Won, 2) 22% for from 200 million Won to 20 billion Won, 3) 24.2% for above 20 billion Won.
(*2)	The Company is exempted from payment of tax in relation with the Spin-Off of Kyongnam Co., Ltd. and Kwangju Co., Ltd based on the Restriction of Special Taxation act as amended on May 14, 2014. Thus, deferred tax liabilities which were recognized in 2013 have been reversed.
(*3)	The effective tax rate was not calculated since the tax expense was negative as of May, 1, 2014.

(3)	Changes in deferred tax assets (liabilities) for the four months ended May 1, 2014 are as follows (Unit: Korean won in millions):

	January 1, 2014	Amount recognized in net income	Amount recognized in other comprehensive income	May 1, 2014
Investments in subsidiaries and joint ventures	(419,798)	409,770	—	(10,028)
Provisions for credit losses	1,106	(1,106)	—	—
Accrued expenses	1,992	(97)	—	1,895
Defined benefit liability	1,036	15	10	1,061
Plan assets	(1,055)	(77)	4	(1,128)
Depreciation	21	(2)	—	19
Tax losses carried forward	41,672	(12,754)	—	28,918

Total	(375,026)	395,749	14	20,737

(4)	Deferred income tax liabilities were not recognized for the taxable differences associated with investments in subsidiaries where the Company was able to control the timing of the reversal of the temporary differences and it was probable that the temporary differences would not reverse in the foreseeable futures. Deferred income tax liabilities are not recognized for the taxable temporary differences of 6,886,176 million Won as of May 1, 2014.

Deferred tax assets related to the losses carried forward amounting to 52,703 million Won are not recognized due to uncertainty of realization as of May 1, 2014.

(5)	Deductible tax losses carried forward as of May 1, 2014 are as follows (Korean won in millions):

Year incurred	Incurred (*)	Expired	Remained	Expiration Date
2009	172,203	—	172,203	December 31, 2019

(*)	Incorporating adjustments based on the reported tax returns.

(6)	Current tax assets and liabilities are as follows (Unit: Korean won in millions):

May 1, 2014
Current tax assets (*)	—
Current tax liabilities (*)	12,382

(*)	The Company recognized receivables and payables which were to be received or paid according to consolidated tax return on behalf of the subsidiaries as of May 1, 2014 (Notes 6 and 16).

28.	EARNINGS PER SHARE (EPS)

Basic EPS is calculated by earnings subtracting the dividends paid to holders of preferred stock and hybrid securities from the net income attributable to ordinary shareholders from the statements of comprehensive income and dividing by the weighted average number of common shares outstanding (Unit: Korean won in millions except for earnings per share and number of shares):

For the four months ended May 1, 2014
Net income on common shares	575,001
Dividend on hybrid securities	(9,744)
Net income attributable to common shareholders	565,257
Weighted average number of common shares outstanding (shares)	804,941,136 shares
Basic EPS (Korean won)	702

Meanwhile, as there is no dilution effect for the four months ended May 1, 2014, the Company’s diluted EPS is equal to its basic earnings per share.

29.	INSURANCE

The Company carries director and officer liability insurance and property insurance with Samsung Fire & Marine Insurance Co., Ltd.. The insurance coverages are amounting to 50,000 million Won and 277 million Won, respectively, as of May 1, 2014.

30.	RELATED PARTY TRANSACTIONS

Significant balances as of May 1, 2014 and major transactions for the four months ended May 1, 2014 between the Company and its related parties are as follows:

(1)	Related parties

Government related entity:	Korea deposit insurance corporation
Consolidated subsidiaries:

Woori Bank Co., Ltd., Woori FIS Co., Ltd., Woori Card Co., Ltd.,

Woori F&I Co., Ltd., Woori Investment Securities Co., Ltd.,

Woori Asset Management Co., Ltd., Woori Private Equity Co., Ltd.,

Woori FG Savings Bank Co., Ltd., Woori Finance Research Institute,

Woori Credit Information Co., Ltd., Woori America Bank,

Woori Global Markets Asia Ltd., Woori China Bank,

Woori Russia Bank, P.T. Bank Woori Indonesia, Woori Brazil Bank,

Korea BTL Infrastructure Fund, Woori Fund Service Co., Ltd.,

Woori Futures Co., Ltd., Woori Investment Securities Int’l Ltd.,

Woori Investment Securities (H.K.) Ltd.,

Woori Investment Securities America Inc., MARS Second Private Equity Fund,

Woori Investment Asia PTE Ltd., Woori Absolute Partners PTE Ltd.,

Woori Absolute Asia Global Opportunity Fund,

LG Investment Holding B.V. (Amsterdam) GG,

Woori Korindo Securities Indonesia, Woori CBV Securities Corporation,

Woori Absolute Return Investment Strategies Fund,

Woori Investment Bank Co., Ltd., Sahn Eagles LLC, Woori EL Co., Ltd.,

Woori Investment Advisory Co., Ltd., (Beijing),

Kofc Woori Growth Champ Private Equity Fund, Woori AMC Co., Ltd.,

Woori Private Equity Fund, Woori Giant First Co., LLC,

Woori Bank principal and interest Trust and 1 principal and interest trusts,

Woori F&I Seventh Asset Securitization Specialty and 59 SPCs,

Woori CS Ocean Bridge 9th and 49 beneficiary certificates.

Joint ventures and associates:

Woori Aviva Life Insurance Co., Ltd., Woori Renaissance Holdings,

Woori Blackstone Korea Opportunity Private Equity Fund I,

Korea Credit Bureau Co., Ltd., Woori Service Networks Co., Ltd.,

Korea Finance Security Co., Ltd., Kumho Tires Co., Ltd.,

Phoenix Digital Tech Co., Ltd., Chungdo Woori Century Security Co., Ltd.,

United PF 1st Corporate Financial Stability, ChinHung International, Inc.,

Poonglim Co., Ltd., Ansang Tech Co., Ltd., Woori New Alpha Fund,

Woori Columbus 1st Private Equity Fund, Hana Construction Co., Ltd.,

Samho International Co., Ltd., Force Tec Co., Ltd., STX Engine Co., Ltd.,

DKT Co., Ltd., STX Corporation, Osung LST Co., Ltd., Woori Saudara Bank

Woori EA 16th Asset Securitization Specialty and 20 SPCs

Others:	Kyongnam Bank Co., Ltd., Kwangju Bank Co., Ltd, KNB Financial Holdings Inc. and KJB Financial Holdings Inc.

(2)	Receivables and payables with consolidated subsidiaries are as follows (Unit: Korean won in millions):

		May 1, 2014
Receivables	Woori Bank	20,756	Refundable rent deposits
		665,491	Cash and cash equivalents
		1,264	Interest receivables
		1,387	Prepaid expenses
		8,250	Account Receivables
		3,143	Accrued income
		4,995	Retirement plan assets
	Woori FIS	226	Account Receivables
		55	Accrued income
	Woori Private Equity	121	Account Receivables
		1	Accrued income
	Woori Asset Management	209	Account Receivables
	Woori F&I	17	Account Receivables
	Woori Investment Securities	680	Accrued income
	Woori Credit Information	312	Account Receivables
		6	Accrued income
	Woori AMC	584	Account Receivables
	Woori FG Savings Bank	6	Accrued income
	Woori Fund Service	1	Accrued income
	Woori Finance Research Institute	24	Accrued income
	Woori Card	8,174	Account Receivables
		192	Accrued income
	Woori Investment Bank	35	Accrued income
	Woori Futures	6	Accrued income

		715,935

Payables	Woori F&I	1,514	Account payables
	Woori FIS	251	Account payables
	Woori FG Savings Bank	35	Account payables
	Woori Card	165	Account payables
	Woori Finance Research Institute	600	Accrued expenses
	Woori Fund Service	3	Account payables

		2,568

(3)	Receivables and payables with related parties other than consolidated subsidiaries are as follows (Unit: Korean won in millions):

		May 1, 2014
Receivables	KNB Financial Holdings	107	Account Receivables
	KJB Financial Holdings	107	Account Receivables
	Kyongnam Bank	175	Account Receivables
	Kwangju Bank	110	Account Receivables
	Woori Aviva Life Insurance	124	Accrued income

		623

Payables	Kyongnam Bank	5,476	Account Payables
	Kwangju Bank	8,864	Account Payables

		14,340

(4)	Financing transactions with consolidated subsidiaries are as follows (Unit: Korean won in millions):

		January 1, 2014	Increase	Decrease	May 1, 2014
Woori	Loans	1,000	—	(1,000)	—
Financial (*)	Provisions for credit loss	(2)	—	2	—

(*)	Excluded from the consolidated subsidiaries due to the sale of its shares for the four months ended May 1, 2014.

(5)	Transactions with consolidated subsidiaries are as follows (Unit: Korean won in millions):

		For the four months ended May 1, 2014
Revenue	Woori Bank	12,571	Brand royalty income
		2,177	Interest on deposits
		206	Interest related to leasehold deposits
		164,000	Dividends
		281	Non-operating income
	Woori Financial (*)	164	Brand royalty income
		9	Interest on loans
		7,156	Dividends
		3	Reversal of impairment
	Woori FIS	221	Brand royalty income
		157	Non-operating income
	Woori F&I	52	Brand royalty income
		19,600	Dividends
	Woori Investment & Securities	2,721	Brand royalty income
		19	Non-operating income
		3,771	Dividends
	Woori Asset Management	22	Brand royalty income
	Woori PE	5	Brand royalty income
	Woori FG Savings Bank	23	Brand royalty income
	Woori Investment Bank	132	Non-operating income
		140	Brand royalty income
	Woori Credit Information	26	Brand royalty income
	Woori Fund Service	3	Brand royalty income
	Woori AMC	17	Brand royalty income
	Woori Futures	24	Brand royalty income
	Woori Card	770	Brand royalty income

		214,270

(*)	Excluded from the consolidated subsidiaries due to the sale of its shares for the four months ended May 1, 2014.

		For the four months ended May 1, 2014
Expenses	Woori Bank	154	Maintenance expenses
		206	Rent
		(54)	Retirement benefit
		6	Other fees
	Woori FIS	841	Service fees
	Woori Finance Research Institute	2,400	Other fees
	Woori Card	308	Advertising
		12	Other fees

		3,873

(6)	Transactions with related parties other than consolidated subsidiaries, joint ventures and associates are as follows (Unit: Korean won in millions):

		For the four months ended May 1, 2014
Revenue	Kyongnam Bank	642	Brand royalty income
		45	Non-operating income
	Kwangju Bank	403	Brand royalty income
		68	Non-operating income
	Woori Aviva Life Insurance	496	Brand royalty income

		1,654

(7)	Compensations to managements are as follows (Unit: Korean won in millions):

For the four months ended May 1, 2014
Short term employee benefits	802

31.	PROMOTING PRIVATIZATION PLAN

As of June 26, 2013, the Korean Government, through the Public Fund Oversight Committee (the “PFOC”) of the Financial Service Commission, announced its latest plan to privatize the Company and its subsidiaries and the disposal of the Korean government’s interests in the Company, which is held through the KDIC, after a series of transactions.

On March 20, 2014, the Company completed the sales of the shares of Woori Financial Co., Ltd. to KB Financial Group Inc. Subsequently, the Company completed the sales of the shares of Woori Asset Management Co., Ltd. to Kiwoom Securities Co., Ltd. on May 2, 2014 and the sales of the shares of Woori F&I Co., Ltd. to Daishin Securities Co., Ltd. on May 7, 2014, respectively. Also, the Company completed the sales of the shares of Woori Investment Securities Co., Ltd., Woori Aviva Life Insurance Co., Ltd., and Woori FG Savings Bank Co., Ltd. to Nonghyup Financial Holdings Inc. on June 27, 2014.

Meanwhile, Korea Deposit Insurance Corporation announced the sales of shares of Kyongnam Bank Co., Ltd. and Kwangju Bank Co., Ltd. On January 28, 2014, the extraordinary shareholders’ meeting of the Group approved the spin-off plan of Kyongnam Bank Co., Ltd. and Kwangju Bank Co., Ltd. and the spin-off of those banks was completed on May 1, 2014, which was the originally planned date.

The assets and liabilities which were transferred to newly established companies are as follows (Unit: Korean won in millions):

May 1, 2014
ASSETS
Cash and cash equivalents	21,856
Investments in subsidiaries and joint ventures	2,419,953

Total	2,441,809

LIABILITIES
Debentures	179,986
Other financial liabilities	1,336

Total	181,322

Net Assets	2,260,487

32.	STATEMENT OF FINANCIAL POSITION OF WOORI FINANCIAL HOLDINGS CO., LTD. BEFORE THE SPIN-OFF OF KYONGNAM BANK AND KWANGJU BANK

The statement of financial position for Woori Financial Holdings before the Spin Off of Kyongnam Bank and Kwangju Bank as of April 30, 2014 is as follows (Unit: Korean won in millions):

April 30, 2014
ASSETS
Cash and cash equivalents	665,491
Loans and receivables	45,340
Investments in subsidiaries and joint ventures	13,763,730
Premises and equipment	251
Intangible assets	43
Current tax assets	20,736
Other assets	1,619
Assets held-for-sale	1,307,407
Assets directly associated with disposal group held for distribution to owners	2,441,809

Total assets	18,246,426

LIABILITIES
Debentures	3,544,668
Net defined benefit liability	365
Deferred tax liabilities	12,383
Other financial liabilities	197,727
Other liabilities	141
Liabilities directly associated with disposal group held for distribution to owners	181,322

Total liabilities	3,936,606

EQUITY
Capital stock	4,030,077
Hybrid securities	498,407
Capital surplus	109,026
Other equity	(1,315)
Retained earnings	9,673,625

Total equity	14,309,820

Total liabilities and equity	18,246,426

33.	SUBSEQUENT EVENT

The Company participated in the rights offering of Woori Investment Bank Co., Ltd. on June 19, 2014, and acquired additional 136,466,271 shares amounting to 68,233 million Won.

34.	AGREEMENT ON THE IMPLEMENTATION OF A MANAGEMENT PLAN

(1)	Since December 30, 2000, three subsidiaries of the Company, Woori Bank Co., Ltd., Kyongnam Bank Co., Ltd. and Kwangju Bank Co., Ltd., and the KDIC have entered into agreements to implement management plans. Under the agreements, the three subsidiaries are obligated to improve their respective financial ratios, such as Bank of International Settlements (“BIS”) capital ratio, general and administrative ratio, non-performing loan rate and adjusted operating income per person. If the three subsidiaries fail to make improvements, the KDIC can enforce the three subsidiaries to increase or decrease their capital, pursue mergers, transfer of loans and deposits, or close or sell parts of their business operations.

(2)	Since July 2, 2001, the Company and the KDIC have entered into an agreement whereby the Company would integrate the aforementioned subsidiaries, Woori Bank Co., Ltd., Kyongnam Bank Co., Ltd. and Kwangju Bank Co., Ltd., and improve their performances. The agreement stipulates that the Company should build a governance and management structure plan, implement a short-term business improvement strategy, enhance subsidiaries’ competitiveness, expedite privatization, meet the financial ratio targets, and dispose of business units in case the plan fails.

(3)	In addition, on July 2, 2001, in order to implement the aforementioned agreements, the Company and its three subsidiaries entered management implementation agreements. Pursuant to the agreements, the three subsidiaries should meet management goals given by the Company, consult with the Company about material business decisions before execution, and prepare and implement a detailed business plan in conformity with the Company’s business strategies. If the three subsidiaries fail to implement the management plan, the Company may order the three subsidiaries to limit sales of the specific financial products, investments in premises and equipment, promotion of new business or new equity investment, or to close or merge their branch operations and subsidiaries.

(4)	Meanwhile, Kyongnam Bank Co., Ltd. and Kwangju Bank Co., Ltd. were excluded from the Company’s consolidation scope due to the Spin-off as of May 1, 2014. Therefore in accordance with the article 10 of the agreements to implement management plans, the agreements between the Company and two companies have terminated on the same date.